EXHIBIT 3.2
          The following shows all changes in the Amended and Restated Bylaws of First Franklin Corporation adopted on December 18, 2006:
ARTICLE II
MEETINGS OF STOCKHOLDERS
     . . .
Section 10. Conduct of Meetings.
     ~~Annual and special meetings shall be conducted in accordance with the most current edition of Robert’s Rules of Order unless otherwise prescribed by law or these bylaws. The board of directors shall designate the president, when present, to preside at such meetings.~~
     Unless otherwise determined by a majority of the directors, the chairman of the board of directors, or his designee, shall preside at any meeting of stockholders. The board of directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Subject to such rules and regulations of the board of directors, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such person, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and (vi) matters which are to be voted on by ballot. The person presiding over the meeting, in addition to making any other determinations that may be necessary, appropriate or convenient to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered.
ARTICLE III
DIRECTORS
. . .
Section 4. Meetings.
     The board of directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The annual regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders. Additional regular meetings of the board of directors may be held without notice at such time and at such place as may from time to time be determined by the board of directors. Special meetings of the board of directors may be called by the chairman, the president or a majority of directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, or by telephone or telegram on twenty-four hours’ notice. Unless otherwise determined by a majority of the directors, the chairman, if any, shall preside at all meetings of the directors at which he is present.
ARTICLE V
OFFICERS
Section 1. General.
     The officers of the Corporation shall be chosen by the board of directors and shall include a president, a secretary and a treasurer. The board of directors may designate one or more vice presidents, assistant secretaries, assistant treasurers and other officers. The board of directors may also elect a chairman, who must be a director. Any number of offices may be held by the same person. The officers of the Corporation need not be stockholders or directors of the Corporation.
. . .
Section 4. Chairman.
     Except as otherwise provided in these bylaws, the chairman, if any, shall preside at all meetings of the stockholders and all meetings of the directors at which he is present. The chairman shall also perform such other duties and may exercise such other powers as from time to time assigned to him by these bylaws or by the board of directors.
Section 5. President.
     The president shall be the chief executive officer. The president shall, subject to the control of the board of directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the board of directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these bylaws, the board of directors or the president. The president shall also perform such other duties and may exercise such other powers as from time to time assigned to him by these bylaws or by the board of directors.
Section ~~5.~~6. Vice-President.
     At the request of the president or in his absence or in the event of his inability or refusal to act, the vice-president or the vice-presidents if there is more than one (in the order designated by the board of directors) shall perform the duties of the president, and who so acting, shall have all the powers and be subject to all the restrictions upon the president. Each vice-president shall perform such other duties and have such other powers as the board of directors from time to time may prescribe. The board of directors may designate one or more vice-presidents as executive vice-president or senior vice-president.
Section ~~6.~~7. Secretary.

     The secretary shall attend all meetings of the board of directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the secretary shall also perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. If the secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the board of directors, and if there be no assistant secretary, then either the board of directors or the president may choose another officer to cause such notice to be given. The secretary shall have custody of the seal of the Corporation and the secretary or any assistant secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the secretary or the signature of any such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
Section ~~7.~~8. Treasurer.
     The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation. If required by the board of directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.
Section ~~8.~~9. Assistant Secretaries.
     Except as may be otherwise provided in these bylaws, assistant secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the president, any vice-president, if there be one, or the secretary, and in the absence of the secretary or in the event of his disability or refusal to at, shall perform the duties of the secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the secretary.
Section ~~9.~~10. Assistant Treasurers.
     Assistant treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors, the president, any vice-president, if there be one, or the treasurer, and in the absence of the treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the treasurer. If required by the board of directors, an assistant treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.
Section ~~10.~~11. Other Officers.
     Such other officers as the board of directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the board of directors. The board of directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

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